Exhibit 4.2

SIXTH SUPPLEMENTAL INDENTURE

Dated as of November 16, 2011

between

SunPower Corporation

and

Wells Fargo Bank, National Association,

as

Trustee

relating to the outstanding

0.75% SENIOR CONVERTIBLE DEBENTURES DUE 2027

TABLE OF CONTENTS

			Page
Article 1	Nature of the Amendments		2

Article 2	Amendments		2

	Section 2.01	Definition of Common Stock	2
	Section 2.02	Deletion of the Definition of Class A Common Stock	2
	Section 2.03	Replacement of Class A Common Stock with Common Stock	2
	Section 2.04	Deletion of the Definition of Class B Common Stock	2
	Section 2.05	Amendment to the Definition of Fundamental Change	2
	Section 2.06	Purpose of Amendments	2

Article 3	Amendment of the Debentures		2

Article 4	Effectiveness		3

Article 5	Ratification		3

Article 6	Miscellaneous		3

	Section 6.01	Governing Law	3
	Section 6.02	No Debenture Interest Created	3
	Section 6.03	Successors	3
	Section 6.04	Counterparts	3
	Section 6.05	Severability	3
	Section 6.06	Table of Contents, Headings, Etc	3
	Section 6.07	Inconsistency	3
	Section 6.08	Capitalized Terms	3

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THIS SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”), dated as of November 16, 2011, is between SunPower Corporation, a corporation duly organized under the laws of the State of Delaware (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have previously duly executed and delivered a Base Indenture, dated as of February 7, 2007 (the “Base Indenture”) to provide for the issuance by the Company from time to time of debentures, notes or other debt instruments to be issued in one or more series by the Company;

WHEREAS, the Company and the Trustee have previously duly executed and delivered a Second Supplemental Indenture, dated as of July 31, 2007 (the “Second Supplemental Indenture”), to provide for the issuance and sale of the Company’s “0.75% Senior Convertible Debentures due 2027” (the “Debentures”), which pursuant to the terms of the Debentures are convertible into Class A Common Stock;

WHEREAS, the Company desires to amend the Restated Certificate of Incorporation of SunPower Corporation (the “Certificate of Incorporation”) to reclassify both its Class A Common Stock and Class B Common Stock as Common Stock (as defined below) with the exact same voting rights, powers, privileges, preferences and relative participating, optional or other special rights, and the exact same qualifications, limitations and restrictions as the outstanding Class A Common Stock of the Company;

WHEREAS, the amendments to the Certificate of Incorporation have been approved by all due corporate actions and have received all necessary stockholder approvals;

WHEREAS, Section 8.06 of the Second Supplemental Indenture requires the Company to execute and deliver a supplemental indenture in the case of a reclassification of its Class A Common Stock providing the Debentures shall, without the consent of the Holders of the Debentures, be convertible into the kind and amount of shares of stock and other securities or property or assets that such Holder would have been entitled to receive upon such reclassification had such Debentures been converted into Class A Common Stock immediately prior to the reclassification;

WHEREAS, Section 9.1(d) of the Base Indenture expressly permits the Company and the Trustee to enter into one or more supplemental indentures to make any change that does not adversely affect the rights of any Securityholder without the consent of any Securityholder;

WHEREAS, Section 9.1(d) of the Base Indenture is incorporated into Section 7.01 of the Second Supplemental Indenture with respect to any Holders of the Debentures;

WHEREAS, the reclassification of the Class A Common Stock to Common Stock does not adversely affect the rights of any Holder of the Debentures;

WHEREAS, the consent of any Holder is not required under the Base Indenture to effect the amendments set forth herein;

WHEREAS, the execution of this Sixth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture and the Second Supplemental Indenture and all acts and requirements necessary to make this Sixth Supplemental Indenture a valid and legally binding agreement of the Company and the Trustee, in accordance with its terms has been done.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee covenant and agree as follows:

Article 1

Nature of the Amendments

This Sixth Supplemental Indenture is supplemental to the Base Indenture (in so far as it relates to the Debentures) and the Second Supplemental Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Base Indenture (in so far at it relates to the Debentures) and the Second Supplemental Indenture for any and all purposes.

Article 2

Amendments to Indenture

Section 2.01 Definition of Common Stock. The Second Supplemental Indenture is hereby amended to add the following definition of Common Stock:

“Common Stock” means the common stock of the Company, par value $0.001 per share, as of November 16, 2011 and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof, or, in the event of a merger, consolidation or other similar transaction involving the Company that is otherwise permitted hereunder in which the Company is not the surviving corporation, the common stock, ordinary shares or depositary shares or other common equity interests of such surviving corporation or its direct or indirect parent corporation, which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class distributed to holders of the Common Stock, the shares of each such class then so issuable on conversion of Debentures shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

Section 2.02 Deletion of the Definition of Class A Common Stock. The definition of Class A Common Stock is hereby deleted from the Second Supplemental Indenture.

Section 2.03 Replacement of Class A Common Stock with Common Stock. All references in the Second Supplemental Indenture to “Class A Common Stock” are hereby deleted from the Second Supplemental Indenture and replaced with “Common Stock.”

Section 2.04 Deletion of the Definition of Class B Common Stock. The definition of Class B Common Stock is hereby deleted from the Second Supplemental Indenture.

Section 2.05 Amendment to the Definition of Fundamental Change. The definition of Fundamental Change in the Second Supplemental Indenture is hereby amended to delete prong “(f)” and replace it with the following:

(f) Parent repurchases or otherwise directly or indirectly acquires more than 50% of the outstanding Common Stock.

Section 2.06 Purpose of Amendments. Pursuant to the amendments contained in this Article 2 and as required pursuant to Article 8 of the Second Supplemental Indenture, the Debentures shall, without the consent of Holders, be convertible into Common Stock instead of Class A Common Stock in the same amount as such Holder would have been entitled to receive had such Debentures been converted into Class A Common Stock immediately prior to the reclassification of the Class A Common Stock into Common Stock.

Article 3

Amendment of the Debentures

The Debentures are hereby amended consistent with the foregoing amendments contained in Article 2 of this Sixth Supplemental Indenture.

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Article 4

Effectiveness

This Sixth Supplemental Indenture shall become effective immediately upon its execution and delivery by the Company and the Trustee.

Article 5

Ratification

The Base Indenture (in so far as it relates to the Debentures) and the Second Supplemental Indenture, as supplemented and amended by this Sixth Supplemental Indenture, is ratified and confirmed, and this Sixth Supplemental Indenture shall be deemed part of the Base Indenture (in so far as it relates to the Debentures) and the Second Supplemental Indenture in the manner and to the extent herein and therein provided.

Article 6

Miscellaneous

Section 6.01 Governing Law. THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6.02 No Debenture Interest Created. Nothing in this Sixth Supplemental Indenture, express or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, now in effect or hereafter enacted and made effective, in any jurisdiction.

Section 6.03 Successors. All agreements of the Company in this Sixth Supplemental Indenture shall bind its successor. All agreements of the Trustee in this Sixth Supplemental Indenture shall bind its successor.

Section 6.04 Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 6.05 Severability. In case any provision in this Sixth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.06 Table of Contents, Headings, Etc. The table of contents and headings of the Articles and Sections of this Sixth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 6.07 Inconsistency. In the event of any inconsistency or conflict among the Base Indenture, the Second Supplemental Indenture and this Sixth Supplemental Indenture, this Sixth Supplemental Indenture shall govern.

Section 6.08 Capitalized Terms. All capitalized terms contained in this Sixth Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Base Indenture, as amended and supplemented by the Second Supplemental Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Sixth Supplemental Indenture refer to this Sixth Supplemental Indenture as a whole and not to any particular section hereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

SUNPOWER CORPORATION

/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, National Association, as Trustee

/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President

Signature Page to Sixth Supplemental Indenture